United States securities and exchange commission logo





                     August 7, 2023

       Christopher Krause
       Chief Executive Officer
       Kat Exploration, Inc.
       2313 Hollyhill Lane
       Denton, TX 76205

                                                        Re: Kat Exploration,
Inc.
                                                            Form 10-K for the
year ended November 30, 2022
                                                            Filed February 14,
2023
                                                            Form 10-K/A for the
year ended November 30, 2022
                                                            Filed July 27, 2023
                                                            File No. 000-56352

       Dear Christopher Krause:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Caren Currier